Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-175847) and the related Information Statement/Prospectus of Apartment Investment and Management Company related to the amended and restated agreement and plan of conversion and merger with a wholly owned subsidiary of AIMCO Properties, L.P. and National Property Investors 4 and to the incorporation by reference therein of our report dated February 24, 2011 (except for Note 13, as to which the date is November 15, 2011), with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Current Report on Form 8-K dated November 15, 2011, and our report dated February 24, 2011 with respect to the effectiveness of internal control over financial reporting of Apartment Investment and Management Company, included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Denver, Colorado
December 19, 2011